EXHIBIT 15.1
Bristow Group Inc.
Houston, Texas
Re: Registration Statement No. 333-115473, 333-121207, 333-140565, and 333-145178 on Form S-8, 333-147690 on Form S-4, and 333-151519 on Form S-3
With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated August 5, 2008 related to our review of interim financial information.
Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.
/s/ KPMG LLP
August 5, 2008
Houston, Texas